Exhibit 1


SOTERIOU BANERJI ---------------------------------------------------------------
      CHARTERED ACCOUNTANTS                253 GRAY'S INN ROAD, LONDON, WCIX 8QT
                              TELEPHONE: 0171-278 8251  FACSIMILE: 0171-278 3475


December 7th, 1998

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of NFO Worldwide, Inc. dated December 7th, 1998, and have the following comments:

We agree with the statement in the first sentence preceding item (a). We have no basis for agreeing or disagreeing with the statement in the second sentence preceding item (a).

We have no basis for agreeing or disagreeing with the statement in paragraph
(a)(1)(i). We were notified on December 7th, 1998, by NFO Worldwide, Inc.'s Chief Financial Officer that we were dismissed as The MBL Group Plc's certifying accountant.

We agree with the statements in paragraph (a)(1)(ii).

We have no basis for agreeing or disagreeing with the statement in paragraph
(a)(1)(iii).

We agree with the statements in paragraphs (a)(1)(iv) and (v).

We agree with the statement in the first sentence in item (a)(2). We have no basis for agreeing or disagreeing with the statement in the second sentence in item (a)(2).

We have no basis for agreeing or disagreeing with the statements in item (b)(i).

Very truly yours,


By: /s/ SOTERIOU BANERJI
------------------------
Soteriou Banerji